Exhibit 10.14

SENECA SAVINGS

DIRECTOR DEFERRED FEE PLAN

ARTICLE I
PURPOSE

The purpose of this Director Deferred Fee Plan (the “Plan”) is for Seneca Savings (the “Bank”) to provide current tax planning opportunities as well as supplemental funds for retirement for members of the board of directors of the Bank by means of a non-qualified deferred compensation plan that is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan shall be effective April 19, 2024.

ARTICLE II
DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

Account. “Account” means the account maintained under Section 4.3 of this Plan by the Bank in the Participant’s name.

Account Balance. “Account Balance” means the balance of the Participant’s Account as of the applicable distribution date.

Bank. “Bank” means Seneca Savings, or any successor to the business thereof.

Beneficiary. “Beneficiary” means the person or persons (and their heirs) designated as Beneficiary by the Participant to whom the deceased Participant’s benefits are payable. If no Beneficiary is so designated, then the Participant’s spouse, if living, will be deemed the Beneficiary. If the Participant’s spouse is not living, then the children of the Participant will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living children, then the estate of the Participant will be deemed the Beneficiary.

Board. “Board” means the Board of Directors of the Bank and the Board of Directors of the Company.

Change in Control. “Change in Control” shall mean (a) a change in the ownership of the Company or the Bank, (b) a change in the effective control of the Bank, or (c) a change in the ownership of a substantial portion of the assets of the Bank as defined in accordance with Code Section 409A. For purposes of this definition, the term “Bank” shall be defined to include the Company or any successor thereto.

(a)            A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company or the Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

(b)            A change in the effective control of the Company or the Bank occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing 30 percent or more of the total voting power of the stock of the Bank, or (ii) a majority of the members of the Board of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that this subsection “(ii)” is inapplicable where a majority shareholder of the corporation experiencing the Change in Control is another corporation.

(c)          A change in a substantial portion of the Company’s or the Bank’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (i) all of the assets of the Company or the Bank, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

Code. “Code” means the Internal Revenue Code of 1986, as amended.

Committee. “Committee” means the Committee appointed to administer the Plan pursuant to Section 6.1 below.

Company. “Company” means Seneca Financial Corp., the stock holding company of the Bank, or any successor.

Deferral Contribution. “Deferral Contribution” means the amount of Director Fees a Participant elects to defer under Article IV of the Plan.

Deferral Election(s). The elections made by a Participant to defer Director Fees for the Plan Year.

Director Fees. “Director’s Fees” means all remuneration for service on the Board of the Bank and/or the Company, including retainers, meeting fees and other payments.

Disability. “Disability” means a Participant has been determined to be disabled:

(a)            by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months; or

(b)            by the Social Security Administration.

Medical determination of Disability may be made by either the Social Security Administration or an independent third-party insurance provider; provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A of the Code. Upon the request of the Social Security Administrator, a Participant must submit proof to the Plan Administrator of the Social Security Administrator’s or the provider’s determination.

Election Form(s). The “Election Forms” shall consist of (i) an Initial Deferral Election Form that must be completed on initial participation in the Plan, (ii) a Notice of Adjustment of Deferral Amount, and (iii) a Beneficiary Designation Election Form

Interest Rate. The initial “Interest Rate” shall be one percent above the Prime Rate as reported on by the Wall Street Journal as of the first day of the Plan Year, provided that the Interest Rate shall not exceed eight percent (8%), compounded annually. The Committee shall have the right, but not the obligation, to change the Interest Rate on an annual basis. Any change in the Interest Rate shall become the Interest Rate until changed by the Committee in a future year. Notwithstanding the foregoing, to the extent that the Interest Rate shall be utilized to annuitize a Participant’s Account Balance for purposes of a post-retirement annuity at the time of Separation from Service, the Interest Rate shall not thereafter be changed.

Participant. “Participant” means a member of the Board who completes an Election Form.

Plan Year. “Plan Year” means the period from January 1 to December 31.

Separation from Service. “Separation from Service” or “Separates from Service” means the Participant’s retirement or any other termination of service with the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract. If the leave exceeds six (6) months and the Participant’s right to reemployment is not provided by law or by contract, then the Participant shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the director would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to an amount less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant performed services for the Bank). The determination of whether a Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

Specified Employee. “Specified Employee” means a “key employee” of a publicly traded company within the meaning of Code Section 409A and the final regulations issued thereunder.

Unforeseeable Emergency. “Unforeseeable Emergency” means a severe hardship to the Participant resulting from:

(a)            an illness or accident of –

(i)             the Participant,

(ii)            the Participant’s spouse, or

(iii)           the Participant’s “dependent” (as defined in Code Section 152(a));

(b)             loss of the Participant’s property due to casualty; or

(c)             other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The term “Unforeseeable Emergency” shall be construed consistent with Code Section 409A and the Treasury Regulations and other guidance issued thereunder.

ARTICLE III
ELIGIBILITY AND VESTING

3.1          Eligibility. The Plan is available to members of the Board. Each director who is eligible to participate in the Plan shall enroll in the Plan by completing the Election Form. A director’s participation in the Plan shall commence as of the date specified in the Election Form.

3.2          Vesting. Each Participant shall be 100% vested in his or her Deferral Contribution.

ARTICLE IV
DEFERRAL CONTRIBUTIONS AND ACCOUNT

4.1          Deferral Elections.

(a)            Deferral Elections. Each Participant shall have the right to elect to defer a fixed percentage of the Director Fees (up to 100%) to which the Participant would otherwise be entitled, with such Deferral Contribution to be deferred and paid at the times and in the manner herein stated. Each new Participant electing to make a Deferral Contribution shall execute and deliver to the Bank an Initial Election Form. Such election shall be made with respect to the deferral of Director Fees, if at all, within thirty (30) days of the Participant’s initial eligibility in the Plan and shall be applicable only to Director Fees earned for services rendered after the date of such election. If a Participant desires to change his Deferral Contribution, subsequent deferral elections with respect to Director Fees shall be made no later than the December 15th prior to the beginning a calendar year and will be in effect for the entire calendar year following such election.

4.2          Changes to Deferral Election. Each Participant’s Deferral Contribution shall continue in effect from year to year until revoked, provided, however, that every election to defer Director Fees shall be irrevocable as to Director Fees earned for services performed prior to the date of such revocation. Changes or revocation of the Participant’s Deferral Contribution shall made in writing in the form of Notice of Adjustment of Deferral Contribution attached hereto as Exhibit A, which shall be effective upon the January 1st of the year stated therein, provided this form is executed and delivered to the Bank by December 15th of the previous calendar year. Notwithstanding anything to the contrary herein, a deferral election shall not be revocable after the commencement of the calendar year to which it applies, except in two limited circumstances.

A deferral election shall be revoked by the later of: (a) the end of the Participant’s taxable year in which the Participant incurs a Disability or (b) the 15th day of the third month following the date on which the Participant incurs a Disability. Solely for this purpose, “Disability” is defined as any medically determinable physical or mental impairment resulting in a Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

In addition, a Participant’s deferral election shall be revoked for the remainder of the calendar year in which the Participant has an Unforeseeable Emergency. Any further deferral election for a Participant who has an Unforeseeable Emergency shall be required to be made in accordance with the general rules for deferral elections in subsequent years, i.e., no later than December 15th of the year prior to the beginning of the calendar year to which such election applies.

4.3          Account. The Bank shall maintain for each Participant an Account to which the Participant’s Deferral Contributions shall be credited thereto as of the last day of the month during which the Director Fees would have been paid to the Participant, if not deferred.

4.4          Earnings on Investment. As of the last day of the Plan Year, the Bank shall credit each Participant’s Account with interest equal to the Interest Rate established by the Committee from time to time, compounded annually.

4.5          Unsecured Creditor. The Participant’s interest in his or her Account is limited to the right to receive payments under the Plan, and the Participant’s position is that of a general unsecured creditor of the Bank.

ARTICLE V
DISTRIBUTION OF BENEFITS

5.1          Distribution of Account Balance. The Participant’s vested Account Balance shall be distributed to the Participant in accordance with this Article V, and shall commence or be paid within 30 days following the event that triggers distribution, provided, however that if a Participant is a Specified Employee and payment of the Account Balance is triggered due to the Participant’s Separation from Service (other than due to Disability or death), then solely to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made during the first six (6) months following the Participant’s Separation from Service. Rather, any payment which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments of the Participant’s Account Balance shall be paid in the manner specified in the Plan. All distributions under the Plan shall be made in cash.

5.2          Distribution Due to Separation from Service. Subject to Section 5.1, a Participant who has a Separation from Service shall be entitled to his or her Account Balance. The Participant shall elect from among a lump sum distribution or equal monthly installments over a designated period of five (5), ten (10), or fifteen (15) years. In the event the Participant elects a form of distribution over a period of years, the Participant’s Account Balance shall be annuitized over such period (with interest at the Interest Rate) and paid in equal monthly installments over such payout period. If the Participant is a Specified Employee at the time he or she is entitled to a distribution, and as such is not entitled to any payments until the first day of the seventh month after Separation from Service, any payments that otherwise would have been received prior to the first day of the seventh month shall be held and paid on the first day of the seventh month along with interest accrued at the Interest Rate on such unpaid amount. If the Participant fails to designate the manner in which his or her Account Balance will be paid, the Account Balance shall be distributed to the Participant in a lump sum.

5.3          Death or Disability. In the event of the Participant’s death or Disability, the Participant (or the Participant’s Beneficiary, in the event of the Participant’s death) shall be paid the Participant’s Account Balance in a single lump sum pursuant to this Section 5.3 rather than pursuant to Section 5.2.

5.4          Hardship Distributions. Upon a finding that the Participant has suffered an Unforeseeable Emergency, the Committee may, in its sole discretion, make distributions from the Participant’s Account prior to the time specified for payment of benefits under the Plan. The amount of such distribution shall be limited to the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The amounts necessary to satisfy the Unforeseeable Emergency will be determined after taking into account the extent to which the hardship is, or can be, relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets, to the extent that the asset liquidation would not itself cause severe financial hardships (the Committee may take into account the effect of federal and state income taxation on the distribution in determining the amount reasonably necessary to satisfy the Unforeseeable Emergency). If a hardship distribution is approved, it shall be paid in a lump-sum within 30 days following the approval date, and the Participant’s Account Balance shall be reduced by an amount equal to the hardship distribution.

5.5          Modification of Time and Form of Payment of Account Balance. In the event a Participant desires to modify the time or form of payment of his or her Account Balance, the Participant may do so on a written form provided by the Bank, provided that:

(a)             the subsequent election shall not be effective for at least 12 months after the date on which the subsequent election is made;

(b)            except for payments upon the Participant’s death or Disability, the first of a stream of payments for which the subsequent election is made shall be deferred for a period of not less than five (5) years from the date on which such payment would otherwise have been made; and

(c)             for payments scheduled to be made on a specified date or to commence under a fixed schedule, the subsequent election must be made at least 12 months before the date of the first scheduled payment.

5.6          Code Section 409A. The Plan shall be interpreted to comply with Code Section 409A, and all provisions of the Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

ARTICLE VI
ADMINISTRATION

6.1          Committee; Duties. This Plan shall be administered by the Committee, which, unless otherwise provided by the Board, shall be the Compensation Committee of the Board. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan. A majority vote of the Committee members shall control any decision.

6.2          Agents. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Bank.

6.3          Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules of regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

6.4          Indemnity of Committee. The Bank shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE VII

CLAIMS PROCEDURE

7.1            Claim. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing within 30 days.

7.2          Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(a)            The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

(b)            A description of any additional material or information required and an explanation of why it is necessary.

(c)            An explanation of the Plan’s claim review procedure.

7.3          Review of Claim. Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

7.4          Final Decision. The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstance, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions.

7.5          Arbitration. If a claimant continues to dispute the benefit denial based upon completed performance of this Plan or the meaning and effect of the terms and conditions thereof, then the claimant may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

ARTICLE VIII
AMENDMENT AND TERMINATION OF PLAN

8.1          Amendment. Notwithstanding anything herein contained to the contrary, the Board reserves the exclusive right to freeze or to amend the Plan at any time, provided that no amendment to the Plan shall be effective to decrease or to restrict the amount accrued prior to the date of such amendment without the express written consent of the Participant whose benefit would be decreased.

8.2          Complete Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to the Participant his or her entire vested Account Balance as of the date of termination of the Plan. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a)            The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of: (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)            The Board may terminate the Plan by irrevocable action within the 30 days preceding, or 12 months following, a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the irrevocable termination of the arrangements. For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.

(c)            The Board may terminate the Plan provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments are made within 12 months of the termination of the arrangement, except for payments that would have been payable under the terms of the arrangement if the termination had not occurred; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE IX

MISCELLANEOUS

9.1          Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for members of the Board. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan. Participants are members of the Board and select members of management who, by virtue of their position, are uniquely informed as to the Bank’s operations and have the ability to materially affect the Bank’s profitability and operations.

9.2          Trust Fund. The Bank shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Bank may establish one or more rabbi trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such rabbi trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Bank’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Bank shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Bank.

9.3          Payment to Participant, Legal Representative or Beneficiary. Any payment to any Participant or the legal representative, Beneficiary, or to any guardian or committee appointed for such Participant or Beneficiary in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Bank, which may require the Participant, legal representative, Beneficiary, guardian or committee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Bank.

9.4           Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

9.5          Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.6          Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee or the Secretary of the Bank. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

9.7          Successors. The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank, and successors of any such corporation or other business entity.

9.8          Payment Code Section 409A Taxes. This Plan shall permit the acceleration of the time or schedule of a payment to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In such case, payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

9.9          Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Department of the Treasury. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) to apply certain offsets in satisfaction of a debt of the Participant to the Bank; (vi) in satisfaction of certain bona fide disputes between the Participant and the Bank; or (vii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

9.10       12 U.S.C. § 1828(k). Any payments made to the Participant pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359 Golden Parachute and Indemnification Payments or any other rules and regulations promulgated thereunder.

9.11        Governing Law. The Plan is established under, and will be construed according to, the laws of the State of New York, to the extent such laws are not preempted by the ERISA or the Code and regulations published thereunder.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Bank, acting through its authorized officer, has adopted this Plan.

SENECA SAVINGS

April 19,2024	By:	/s/ Joseph Vitale
Date	Print Name:	Joseph Vitale, President